Exhibit 4.1
EXECUTION COPY
SECOND AMENDMENT AND EXCHANGE AGREEMENT
SECOND AMENDMENT AND EXCHANGE AGREEMENT (this “Agreement”), dated as of July 30, 2009, by and among Image Entertainment, Inc., a Delaware corporation, with headquarters located at 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311 (the “Company”), and Portside Growth and Opportunity Fund (the “Investor”).
WHEREAS:
A. The Company and the Investor are parties to that certain Securities Purchase Agreement, dated as of August 30, 2006 (the “2006 Securities Purchase Agreement”), pursuant to which, among other things, the Investor purchased from the Company (i) senior convertible notes (the “2006 Notes”) and (ii) warrants (the “2006 Warrants”).
B. In connection with the execution and delivery of the 2006 Securities Purchase Agreement, the Company entered into that certain Registration Rights Agreement, dated August 30, 2006 (the "2006 Registration Rights Agreement”), by and between the Company and the Investor, pursuant to which the Company agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the 2006 Registration Rights Agreement) under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder, and applicable state securities laws.
C. On November 10, 2006, the Company entered into an Amendment and Exchange Agreement (the "2006 Amendment and Exchange Agreement) with the Investor, pursuant to which the Company and the Investor (x) exchanged the 2006 Warrants for amended and restated warrants (the “Replacement Warrants”), which are exercisable into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) (the Warrants as exercised, the “Replacement Warrant Shares”), in accordance with the terms thereof and (y) amended certain terms of the 2006 Securities Purchase Agreement (as amended by the 2006 Amendment and Exchange Agreement, the “Securities Purchase Agreement”), the 2006 Notes (as amended by the 2006 Amendment and Exchange Agreement, the “Existing Notes”) and the 2006 Registration Rights Agreement. The Existing Notes are convertible into shares of Common Stock (as converted, the “Existing Conversion Shares”) in accordance with the terms thereof.
D. The Existing Notes are secured by a third priority perfected security interest in substantially all of the assets of the Company and certain subsidiaries of the Company (the "Guarantors”), as evidenced by (i) a Security Agreement, dated as of March 6, 2007 (as amended or modified from time to time in accordance with its terms, the “Security Agreement”), by and among the Company, the Investor and the Guarantors, (ii) a Pledge Agreement, dated as of March 6, 2007, by and between the Company and the Investor (as amended or modified from time to time in accordance with its terms, the “Pledge Agreement”), and (iii) the Guarantees, dated as of March 6, 2007, granted by the Guarantors in favor of the Investor (as amended or modified from time to time in accordance with their terms, the “Guarantees” and, together with the Pledge Agreement, the Security Agreement and any ancillary documents related thereto, collectively the “Existing Security Documents”).

E. The Company and the Investor desire to enter into this Agreement, pursuant to which, among other things, the Company and the Investor shall amend and restate all of such Investor’s Existing Notes for senior convertible notes in the form attached hereto as Exhibit A in the principal amount of $15,700,972.60 (the “Amended and Restated Notes”) (as converted, collectively, the “Amended and Restated Conversion Shares”).
F. Concurrently herewith, the Guarantors of the Company are entering into that certain Reaffirmation of the Existing Security Documents in the form attached hereto as Exhibit B (the “Ratification Agreement”, and together with the Existing Security Documents, the “Security Documents”).
G. The Amended and Restated Notes bear interest, which at the option of the Company, subject to certain conditions, may be paid in shares of Common Stock (the “Exchanged Interest Shares”).
H. The exchange of the Existing Notes of the Investor for the Amended and Restated Notes is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the 1933 Act.
I. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Securities Purchase Agreement, as amended hereby.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Company and the Investor hereby agree as follows:
1. EXCHANGE OF EXISTING NOTES.
(a) Exchange. Subject to satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, on the Closing Date (as defined below), the Investor shall surrender to the Company the Existing Notes and the Company shall issue and deliver to the Investor the Amended and Restated Notes (the “Closing”).
(b) Closing Date. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 5 and 6 below (or such earlier or later date as is mutually agreed to by the Company and the Investor). The Closing shall occur on the Closing Date at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.
(c) Delivery. On the Closing Date, the Company shall deliver to the Investor the Amended and Restated Notes. The Amended and Restated Notes shall be delivered duly executed on behalf of the Company and registered in the name of the Investor or its designee.
(d) Purchase Price. The Amended and Restated Notes shall be issued to the Investor in exchange for the Existing Notes and without the payment of any additional consideration.

2. AMENDMENTS TO TRANSACTION DOCUMENTS.
(a) Ratifications. Except as otherwise expressly provided herein, the Securities Purchase Agreement and each other Transaction Document and the Security Documents, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Closing Date (i) all references in the Securities Purchase Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Securities Purchase Agreement as amended by this Agreement, (ii) all references in the other Transaction Documents and the Security Documents, to the “Securities Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Securities Purchase Agreement as amended by this Agreement, (iii) the Company hereby confirms and agrees that to the extent that any of the Security Documents or Transaction Documents purports to assign or pledge to the Investor, or to grant to the Investor a security interest in or lien on, any collateral as security for the obligations of the Company from time to time existing in respect of the Existing Notes and any other Transaction Document, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects, and shall apply with respect to the obligations under the Amended and Restated Notes (iv) all references to the “Notes” in the Security Documents shall include the “Amended and Restated Notes”, and (v) the Company hereby ratifies and confirms its obligations under the Security Documents to which it is a party.
(b) Effective as of the Closing Date, each of the Transaction Documents are hereby amended as follows:
(i) The defined term “Notes” is hereby amended to include the “Amended and Restated Notes (as defined in that certain Amendment and Exchange Agreement, by any between the Company and the Buyer, dated as of July 30, 2009 (the “2009 Amendment and Exchange Agreement”))”.
(ii) The defined term “Conversion Shares” is hereby amended to include the “Amended and Restated Conversion Shares (as defined in the 2009 Amendment and Exchange Agreement)”.
(iii) The defined term “Interest Shares” is hereby amended to include the “Exchanged Interest Shares (as defined in the 2009 Amendment and Exchange Agreement)”.
(iv) The defined term “Transaction Documents” is hereby amended to include the Security Documents and the 2009 Amendment and Exchange Agreement.
(v) All references to “Securities Purchase Agreement” shall mean, and are hereby replaced by “Securities Purchase Agreement, as amended by the 2006 Amendment and Exchange Agreement and as further amended by the 2009 Amendment and Exchange Agreement”.

3. REPRESENTATIONS AND WARRANTIES.
(a) Investor Representations. The Investor hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date:
(i) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and shall constitute the legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.
(ii) No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.
(b) Company Representations. The Company hereby represents and warrants to the Investor, as of the date hereof and as of the Closing Date:
(i) Organization and Qualification. The Company and its Subsidiaries are entities duly organized and validly existing and, to the extent legally applicable, in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and to the extent legally applicable, is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. The Company has no Subsidiaries except as set forth on Schedule 3(b)(i).
(ii) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Amended and Restated Notes, the Irrevocable Transfer Agent Instructions and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “2009 Transaction Documents”) and to issue the Amended and Restated Notes, the Amended and Restated Conversion Shares and the Exchanged Interest Shares in accordance with the terms hereof and thereof. The execution and delivery of the 2009 Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Amended and Restated Notes and the reservation for issuance and the issuance of the Amended and Restated Conversion Shares issuable upon conversion of the Amended and Restated Notes, have been duly authorized by the Company’s Board of Directors and other than as set forth in Section 3(b)(v), no further filing, consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement and the other 2009 Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.
(iii) Issuance of Securities. The issuance of the Amended and Restated Notes is duly authorized and are free from all taxes (other than income taxes payable by the Investor), liens and charges with respect to the issue thereof. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds 150% of the sum of the aggregate of the maximum number of shares of Common Stock issuable (i) upon conversion of the Amended and Restated Notes and (ii) as Exchanged Interest Shares pursuant to the terms of the Amended and Restated Notes. Upon conversion in accordance with the Amended and Restated Notes, the Amended and Restated Conversion Shares and the Exchanged Interest Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. The issuance by the Company of the Amended and Restated Notes, the Amended and Restated Conversion Shares and the Exchanged Interest Shares is exempt from registration under the 1933 Act.
(iv) No Conflicts. The execution, delivery and performance of the 2009 Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Amended and Restated Notes and reservation for issuance and issuance of the Amended and Restated Conversion Shares and the Exchanged Interest Shares) will not (i) result in a violation of any certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or bylaws of the Company or any of its Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.
(v) Consents. Neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the 2009 Transaction Documents, in each case in accordance with the terms hereof or thereof, except for the following consents, authorizations, orders, filings and registrations (none of which is required to be filed or obtained before the Closing): the filing of a listing application for the Amended and Restated Conversion Shares and the Exchanged Interest Shares with the Principal Market, which shall be done pursuant to the rules of the Principal Market.
(vi) Absence of Litigation. Except as set forth in the SEC Documents (as defined in Section 3(b)(viii)), there is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or its Subsidiaries’ officers or directors that would reasonably be expected to result in a Material Adverse Effect.
(vii) Disclosure. The Company confirms that, except as will be disclosed in the 8-K Filing (as defined in Section 4(b)), neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Investor regarding the Company and, its Subsidiaries, their business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(viii) SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered to the Investor or its respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system.
(ix) No Event of Default. The Company represents and warrants to the Investor that after giving effect to the terms of this Agreement, no default or Event of Default (as defined in the Amended and Restated Notes) shall have occurred and be continuing as of the date hereof.
(x) Shell Company Status. The Company has never, prior to the date hereof, been an issuer subject to Rule 144(i) under the 1933 Act.
4. CERTAIN COVENANTS AND AGREEMENTS.
(a) Best Efforts. Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.
(b) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the first Business Day following the date of this Agreement, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by the 2009 Transaction Documents in the form required by the 1934 Act and attaching the material 2009 Transaction Documents (including, without limitation, this Agreement (and all schedules to this Agreement), the Security Documents and the form of the Amended and Restated Notes) as exhibits to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, the Investor shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of the Investor. If the Investor has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries, it shall provide the Company with written notice thereof. The Company shall, within five (5) Trading Days (as defined in the Amended and Restated Notes) of receipt of such notice, make public disclosure of such material, nonpublic information. In the event of a breach of the foregoing covenant by the Company, in addition to any other remedy provided herein or in the Transaction Documents, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. The Investor shall not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure. Subject to the foregoing, neither the Company, its Subsidiaries nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Investor, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of the Investor in any filing, announcement, release or otherwise.
(c) Holding Period. For the purposes of Rule 144, the Company acknowledges that the holding period of the Amended and Restated Notes (including the corresponding Amended and Restated Conversion Shares) may be tacked onto the holding period of the Existing Notes and the Company agrees not to take a position contrary to this Section 4(c). The Company agrees to take all actions reasonably necessary, including the issuance by its legal counsel of any necessary legal opinions addressed to the transfer agent, to issue to the Amended and Restated Conversion Shares without restriction and not containing any restrictive legend without the need for any action by the Investor.
(d) Fees and Expenses. The Company shall reimburse the Investor for its reasonable legal and due diligence fees and expenses in an amount not to exceed $45,000 in connection with the preparation and negotiation of this Agreement and transactions contemplated thereby by paying any such amount to Schulte Roth & Zabel LLP (the “Investor Counsel Expense”) by wire transfer of U.S. dollars and immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP delivered to the Company on or prior to the Closing Date. The Investor Counsel Expense shall be paid by the Company whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes (other than income taxes payable by the Investor) and duties levied in connection with the issuance of the Amended and Restated Notes.
5. CONDITIONS TO COMPANY’S OBLIGATIONS HEREUNDER.
The obligations of the Company to the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Investor with prior written notice thereof:
(a) The Investor shall have executed this Agreement and delivered the same to the Company.

(b) The Investor shall have delivered to the Company the Investor’s Existing Notes for cancellation.
(c) The representations and warranties of the Investor shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and the Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to the Closing Date.
6. CONDITIONS TO INVESTOR’S OBLIGATIONS HEREUNDER.
The obligations of the Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:
(a) The Company shall have duly executed and delivered this Agreement to the Investor.
(b) The Company shall have duly executed and delivered to the Investor the Amended and Restated Notes.
(c) The Company shall have duly executed and delivered to the Investor a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit C attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.
(d) The Company shall have delivered to the Investor a certificate (or a fax or pdf copy of such certificate) evidencing the formation and good standing of the Company and each of its Subsidiaries in such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within ten (10) days of the Closing Date.
(e) The Company shall have delivered to the Investor a certified copy of the Certificate of Incorporation as certified by the Secretary of State (or comparable office) of the State of Delaware (or a fax or pdf copy of such certificate) within ten (10) days of the Closing Date.
(f) The Company shall have delivered to the Investor a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions approving the transactions contemplated hereby as adopted by the Board in a form reasonably acceptable to the Investor, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect as of the Closing, in the form attached hereto as Exhibit D.

(g) The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date and after giving effect to the terms of this Agreement. The Investor shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Investor in the form attached hereto as Exhibit E.
(h) The Company shall have delivered to the Investor a Consent and Amendment, by and among the Company, the Investor and Wachovia Capital Finance Corporation (Western) (the “Senior Lender”), in the form attached hereto as Exhibit F, duly executed and delivered by the Company and the Senior Lender, pursuant to which the Senior Lender consents to the transactions contemplated hereby as required pursuant to Section 6(b) of that certain Subordination Agreement dated as of May 4, 2007, by and between the Senior Lender and the Investor (the “Subordination Agreement”).
(i) The Senior Lender shall have duly executed and delivered to the Investor the Letter Agreement, in the form attached hereto as Exhibit G. pursuant to which the Senior Lender and the Investor agree to amend the defined term “Standstill Period” in the Subordination Agreement to mean “the period beginning July 30, 2009, through and including the first to occur of: (a) the date upon which the Discharge of Senior Indebtedness shall have occurred, or (b) January 30, 2010”.
(j) The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market.
(k) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the transactions contemplated hereby.
(l) The parties to the Ratification Agreement shall have duly executed and delivered the Ratification Agreement to the Investor.
(m) The Company shall have paid to Schulte Roth & Zabel LLP the Investor Counsel Expense in accordance with Section 4(d) above.
(n) The Company shall have delivered to the Investor such other documents relating to the transactions contemplated by this Agreement as the Investor or its counsel may reasonably request.

7. TERMINATION.
In the event that the Closing does not occur by the fifth (5th) Business Day after the date hereof, due to the Company’s or the Investor’s failure to satisfy the conditions set forth in Sections 5 and 6 hereof (and the nonbreaching party’s failure to waive such unsatisfied conditions(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, if this Agreement is terminated pursuant to this Section 7, the Company shall remain obligated to reimburse the Investor for the expenses described in Section 4(d) above. Upon such termination, the terms hereof shall be null and void and the parties shall continue to comply with all terms and conditions of the Transaction Documents, as in effect prior to the execution of this Agreement.
8. MISCELLANEOUS.
(a) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.
(b) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
(c) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
(d) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
(e) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
(f) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(g) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
(h) Entire Agreement; Effect on Prior Agreements; Amendments. Except for the Transaction Documents (to the extent any such Transaction Document in effect prior to this Agreement is not amended by this Agreement), this Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of Amended and Restated Notes. The Company has not, directly or indirectly, made any agreements with any of the Investor relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

(i) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to the Company:

Image Entertainment, Inc. 20525 Nordhoff Street, Suite 200 Chatsworth, California 91311
Telephone:	(818) 407-9100
Facsimile:	(818) 407-9331
Attention:	Jeff Framer
With a copy to:

Perkins Coie LLP 131 South Dearborn Street, Suite 1700 Chicago, Illinois 60603-5559
Telephone:	(312) 324-8547
Facsimile:	(312) 324-9547
Attention:	Teri A. Lindquist, Esq.
If to the Transfer Agent:

Computershare Investor Services 350 Indiana Street, Suite 800 Golden, CO 80401
Telephone:	(303) 262-0710
Facsimile:	303) 262-0700
Attention:	Kathy Heagerty
If to the Investor:

Portside Growth and Opportunity Fund c/o Ramius LLC 599 Lexington Avenue, 20th Floor New York, New York 10022
Telephone:	(212) 845-7955
(212) 201-4841
Facsimile:	(212) 201-4802
(212) 845-7986
Attention:	Jeffrey Smith
Owen Littman

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022
Telephone:	(212) 756-2000
Facsimile:	(212) 593-5955
Attention:	Eleazer N. Klein, Esq.
or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.
(j) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns in accordance with the terms of the Securities Purchase Agreement.
(k) Survival. Unless this Agreement is terminated under Section 7, the representations and warranties of the Company and the Investor contained herein and the agreements and covenants set forth herein shall survive the Closing.
(l) Remedies. The Investor and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Investor. The Company therefore agrees that the Investor shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.
[Signature Page Follows]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY: IMAGE ENTERTAINMENT, INC.
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
	Title:	President and CFO

[Signature Page to Second Amendment and Exchange Agreement]

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

INVESTOR: PORTSIDE GROWTH AND OPPORTUNITY FUND
By:	/s/ JEFFREY C. SMITH
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

[Signature Page to Second Amendment and Exchange Agreement]